Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

July 30, 2025

Bakkt Holdings, Inc.,

10000 Avalon Boulevard, Suite 1000,

Alpharetta, Georgia, 30009.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) 6,753,627 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (the “Common Stock”), of Bakkt Holdings, Inc., a Delaware corporation (the “Company”), (ii) 746,373 pre-funded warrants of the Company to purchase Common Stock (the “Warrants”), and (iii) 746,373 shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

(1) The Shares have been validly issued and are fully paid and nonassessable.

(2) The Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) When the Warrant Shares have been duly issued and paid for upon the exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Bakkt Holdings, Inc.	-2-

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities, dated July 28, 2025 In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP